Exhibit 10.q
TRANSITION AND SEVERANCE AGREEMENT
AND RELEASE OF ALL LIABILITY

This Transition and Severance Agreement and Release of All Liability (“Agreement”) is made as of December 19, 2025, between Imran Ahmad (“Employee”) and Masco Corporation, with a business address of 17450 College Parkway, Livonia, MI 48152 (“Masco”).

INTRODUCTION

A.Employee’s last day of work is anticipated to be on December 31, 2025; provided, however, Masco or Employee may elect to end Employee’s employment prior to that date subject to the terms below. The date Employee last performs work for Masco is the “Separation Date.”

B.Pursuant to this Agreement, Employee is eligible for certain payments and benefits as described herein (the “Severance Benefits”).

C.Employee has had the opportunity to review this Agreement, has been encouraged to consult with legal counsel, if desired, in order to understand the potential rights or remedies that will be waived and released upon Employee’s execution of this Agreement.

D.Employee and Masco, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims and demands of Employee which have been or could be asserted, whether arising out of Employee’s employment, the termination of Employee’s employment, or otherwise, as set forth herein.

AGREEMENT

In exchange for the consideration and mutual promises identified below (the adequacy and sufficiency of which being duly acknowledged), Employee and Masco agree as follows:
1.Transition Employment.
a.Employee agrees to continue to work for Masco on a full-time basis through the Separation Date as its Group President – Architectural Products. Employee agrees that through the Separation Date, Employee will be engaged and productive performing his duties and other duties as may be reasonably requested by Masco’s CEO (together, the “Transition Services”). Employee agrees to comply with all Masco policies, rules and procedures, as amended from time to time. Through the Separation Date, Employee will continue to receive the base salary and benefits he is receiving as of the Agreement Date, subject to all required withholdings and payable in accordance with Masco’s standard payroll practices.
b.Employee acknowledges and agrees that he must remain employed by Masco through December 31, 2025, unless advance written permission is provided by Masco. If Employee resigns without Masco’s written permission, gives notice to terminate his employment, or is terminated for cause (as reasonably determined by

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Masco, which includes not successfully completing the Transition Services) prior to December 31, 2025, Employee will not be eligible for the Severance Benefits.
c.Employee acknowledges and agrees that effective on the Separation Date, he will cease to serve as an officer of Masco, and as an officer and/or director of any Masco subsidiary.
2.Severance Benefits. As consideration for Employee entering into this Agreement, complying with its terms, including, but not limited to, completing the Transition Services, signing this Agreement and signing the Supplemental Employee Release after the Separation Date, and not revoking same, Employee shall receive the following “Severance Benefits”:
a.A cash payment of $973,875.00, less applicable deductions and withholdings, to be paid in one lump sum within 15 days of the Effective Date (as defined below) of this Agreement;
b.A cash payment of $25,000.00, less applicable deductions and withholdings, to be paid in one lump sum within 15 days of the Effective Date of this Agreement. Employee may or may not use these monies to pay for COBRA benefits;
c.Subject to approval by Masco’s Compensation and Talent Committee, Employee will also receive by February 27, 2026:
i.an annual cash bonus at his target amount for calendar year 2025 adjusted for company performance;
ii.a cash payment of $417,375.00 which represents the value of the restricted stock unit grant at Employee’s target amount that would have been granted in February 2026 if he remained employed; and
iii.a cash payment for the value of the share award under the long-term incentive program (“LTIP”) for 2023-2025, provided that the award is subject to achievement of the established performance goals for the LTIP; and
d.Masco will provide Employee with professional outplacement services at the executive-tier level through the outplacement/consulting firm Right Management. Employee must contact Right Management at 248-228-0699 within 60 days of the Separation Date in order to utilize this benefit.

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3.Employee’s Continuing Obligations.
a.Release. Employee, individually, and on behalf of Employee’s heirs, executors, administrators, successors and assigns, releases and forever discharges Masco, its parents, subsidiaries, affiliates, divisions, and, as to each of the aforementioned, their respective successors, predecessors, assigns, insurers, past and present owners, officers, directors, agents, current and former employees and independent contractors, all others for whom the parties released herein may be vicariously or otherwise liable, the attorneys and legal representatives of all those released herein, as well as the agents and employees of those attorneys and legal representatives, and any and all other persons, firms, companies, corporations and other legal entities (collectively referred to as the “Masco Releasees”), of and from all claims, demands, actions, causes of action, statutory rights, debts, suits, contracts, agreements, and liabilities of any kind, nature or description, direct or indirect, in law or in equity, in contract or in tort or otherwise, which Employee ever had or which Employee now has or hereafter can, shall or may have, against any of the Masco Releasees, for or by reason of any matter, cause, or thing whatsoever up to the date the Employee executes this Agreement, whether known or unknown, suspected or unsuspected at the present time, or which may be based upon pre-existing acts, claims or events occurring at any time up to the present date which may or have resulted in damages, including, without limitation, all direct or indirect claims either for direct or consequential damages of any kind whatsoever and rights or claims arising under any and all federal, state or local statutes, ordinances and/or laws, including without limitation Title VII of the Civil Rights Act of 1964 (“Title VII”), the Equal Pay Act (“EPA”), the Pregnancy Discrimination Act (“PDA”), the Genetic Information Nondiscrimination Act (“GINA”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act (“FMLA”), the Americans with Disabilities Act (“ADA”), all claims under applicable state civil rights statutes, and all other claims and rights, whether in law or equity. It is the intention of the parties that this general release by Employee will be construed as broadly as possible, subject to the express limitations set forth below. Nothing in this Agreement, however, prohibits or prevents Employee from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower action or other proceeding, which cannot be waived, before any federal, state or local government agency (e.g., EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. Notwithstanding the above, Employee is not waiving: (a) Employee’s right to make claims arising out of any acts or omissions of the Masco Releasees after the date Employee executes this Agreement; (b) any claim to vested amounts, benefits or entitlements under Masco’s or its affiliates benefit plans, including, without limitation, under any defined contribution or defined benefit pension plan, supplemental executive retirement plan, benefits restoration plan; (c) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification (including related advancement of expenses) under Masco’s or any of its affiliates’ organizational documents, an

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indemnification agreement with Masco or any of its affiliates or otherwise; (d) any claim to amounts owed or benefits provided under this Agreement (subject to its terms); or (e) Employee’s rights as an equity or security holder in Masco or its affiliates.
b.Medicare Waiver. Employee affirms that, as of the date Employee signs this Agreement and the Supplemental Employee Release: (1) Employee is not Medicare eligible (i.e., is not 65 years of age or older; is not suffering from end-stage renal failure; has not received Social Security Disability Insurance benefits for 24 months or longer, etc.); or (2) if eligible, Employee has no outstanding claims for Medicare benefits. Employee agrees to reasonably cooperate with Masco upon request with respect to any claim the CMS may make and for which Employee is required to indemnify Masco under this paragraph. Further, Employee agrees to waive any and all future actions against Masco for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), except as set forth in Paragraph 3.h. below.
The release contained herein will not release or otherwise affect the Parties’ rights and obligations arising under this Agreement.
c.Past Agreements Continue. This Agreement does not release Employee of any ongoing obligations owed to Masco pursuant to the following agreements previously entered into with Masco:
i.Dispute Resolution Policy (DRP). Any dispute Employee might have against Masco Releasees, arising out of the terms of this Agreement or otherwise, will be resolved solely by use of the Dispute Resolution Policy, the terms of which are incorporated into this Agreement. By signing this Agreement, Employee certifies that Employee has had an opportunity to review the DRP and that Employee has signed an acknowledgement of receipt of that document.
ii.Proprietary Confidential Information and Invention Assignment Agreement. Except as set forth in Paragraph 3.h. below, Employee agrees to comply with the Proprietary Confidential Information and Invention Assignment Agreement. That Proprietary Confidential Information and Invention Assignment Agreement, a copy of which has been provided to Employee, shall continue in full force and effect. As of the date Employee signs the Supplemental Employee Release, Employee certifies that all confidential, proprietary or trade secret information has been returned as required by the Proprietary Confidential Information and Invention Assignment Agreement.
iii.Terms and Conditions of Equity Awards. Pursuant to the 2014 Masco Corporation Long Term Stock Incentive Plan, the 2024 Masco Corporation Long Term Stock Incentive Plan, and the terms and conditions of all phantom awards, restricted stock unit (“RSU”) awards, performance RSU (“PRSU”) awards and option grants made to Employee, Employee continues to be bound by the obligations described therein.
d.Return of Property. Employee agrees to return, on or before the Separation Date, any and all Masco property still in Employee’s possession (including any and all property of its affiliates) of whatsoever kind and character, including, without

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limitation, keys, documents, computer software and hardware, discs and media, and policy and procedures manuals. However, Employee may retain copies of this Agreement, any document referenced in this Agreement and any other agreement, plan, program, policy, or arrangement related to Employee’s compensation, benefits, or terms of employment with Masco and its affiliates, as well as contact information for Employee’s personal and professional contacts (whether or not stored on Masco or its affiliates’ computer systems or other devices); provided that Employee only uses such information consistent with his ongoing obligations to Masco.
e.Cooperation With Masco Releasees. Employee agrees that, in the defense or prosecution of any pending or future claim involving the Masco Releasees, Employee will make herself available at reasonable times for the purpose of consultation, discovery and providing testimony. Employee will at all times be candid, honest, and forthright in discharging the duties contemplated by this Paragraph. If it becomes necessary for the Masco Releasees to obtain the cooperation of Employee as contemplated herein, the Masco Releasees will: (i) in good faith reasonably accommodate Employee’s personal and work schedules; and (ii) pay or reimburse Employee within five (5) days of its receipt of an invoice for reasonable expenses incurred by Employee in connection with providing support and cooperation pursuant to this Agreement.
f.Non-Cooperation With Others. Except to the extent permitted by applicable law or Paragraph 3.h., Employee shall not encourage or, except as required by law, provide any information about the business, products, or employees of the Masco Releasees to any person or entity to assert, maintain, or prosecute a claim or litigation against the Masco Releasees or its officers, directors, or employees. Employee further agrees that, if approached informally or subpoenaed by any person, company, attorney, or agent for any person or entity other than the Masco Releasees, at any time regarding any matter, currently litigated or otherwise, involving the Masco Releasees, its employees, its products, or its business, Employee will give prompt notice to the General Counsel of Masco Corporation, 17450 College Parkway, Livonia, MI 48152 via email or otherwise. Masco shall reimburse Employee for any reasonable expense incurred in connection with such notification.
g.No Disparagement. Except as set forth in Paragraph 3.h. below, Employee agrees not to criticize, disparage, or otherwise demean in any way Masco or its affiliates or their respective products, officers, directors or employees. This includes, but is not limited to, directly or indirectly providing disparaging comments to the media or disseminating them electronically, such as on any website or blog.
h.Employee Protection. Notwithstanding anything to the contrary herein, Employee understands that nothing in this Agreement or otherwise restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, or providing information concerning this Agreement, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Securities Exchange Commission (“SEC”) or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Company may not retaliate against the Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that

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Employee might become entitled to from the SEC or any other government agency or entity pursuant to this Paragraph 3.h. Nothing in this Agreement or otherwise requires Employee to disclose any communications Employee may have had or may in the future have or information Employee may have had or may in the future have provided to the SEC or any other government agency or entity regarding possible legal violations. Additionally, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).
i.Disclosure of Known Claims. Employee represents and warrants that Employee has disclosed to Masco any and all facts within Employee’s knowledge concerning any actual or potential claim against Masco, including, but not limited to, any and all claims arising out of federal, state, or local law, or any claim resulting in or from a loss, theft, or fraud against Masco, except with respect to claims set forth in Paragraph 3.h. above.
j.No Actions Filed. Employee represents that Employee has not filed any action, charge, suit, or claim against Masco with any federal, state, or local agency or court, and has not initiated any mediation or arbitration proceeding, except with respect to any action or otherwise set forth in Paragraph 3.h. above. Employee further agrees that Employee shall not receive or be entitled to any monetary damages, recovery, and/or relief of any type in connection with any charge, administrative action, or legal proceeding pursued by Employee, by any governmental agency, person, group, or entity regarding and/or relating to any claim(s) released pursuant to this Agreement, except with respect to any charge or otherwise set forth in Paragraph 3.h. above.
k.Consequence of Employee’s Breach. Employee acknowledges and agrees that, if Employee breaches any obligation under this Agreement, Masco may immediately terminate any remaining payments and the provision of any other benefits that might otherwise be required by this Agreement. Any such termination by Masco shall not impair the validity or enforceability of the release provision of this Agreement.
l.Additional Relief. Employee acknowledges and agrees that Masco’s remedy at law for a breach or threatened breach of any of the following provisions of this Agreement: Employee’s Continuing Obligations, Disclosure of Known Claims, No Disparagement, Non-Disclosure, Proprietary Confidential Information and Invention Assignment Agreement, Cooperation with Masco, Non-Cooperation with Others would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach of any of these provisions, Employee agrees that, in addition to its remedy at law, and at Masco’s option, all rights of Employee under Paragraph 2 of this Agreement may be terminated, and Masco shall be entitled without posting

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any bond to obtain, and Employee agrees not to oppose a request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach hereof, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the design, development, manufacture, marketing or sale of products and providing of services of the kind designed, developed, manufactured, marketed, sold or provided by Masco or its affiliates as of the date of this Agreement. Nothing herein contained shall be construed as prohibiting Masco from pursuing, in addition, any other remedies available to it for such breach or threatened breach.
m.Remedies Cumulative. Employee acknowledges and agrees that the rights and remedies given to Masco in this Agreement shall be deemed cumulative, and the exercise of one such remedy shall not operate to bar the exercise of any other rights and remedies reserved to Masco or available at law or in equity.
n.Employee Acknowledgments. Employee specifically represents, warrants, and confirms that, except as provided in clause (b) of this paragraph, up to the date Employee signs this Agreement, Employee: (a) has been properly paid for all hours worked for Masco; (b) has received all bonuses and other compensation due to Employee; and (c) has not engaged in any unlawful conduct relating to the business of Masco.
4.Miscellaneous Provisions.
a.Termination of Welfare Benefit and Pension Plans. As of the Separation Date, Employee shall cease to be an active participant under Masco’s welfare benefit and pension plans (or the plans of any of Masco’s affiliates) pursuant to the terms of those plans, and no additional benefits shall accrue to Employee. Employee waives any claim to such accrual of benefits beyond the Separation Date.
b.ADEA Notices and Acknowledgment. Employee acknowledges that Employee has carefully read this Agreement and fully understands its contents. Prior to signing this Agreement, Employee has been advised in writing hereby and has had an opportunity to consult with Employee’s attorney of choice concerning the terms and conditions of this Agreement, which contains a release of any and all rights Employee may have to pursue claims against any of the Masco Releasees, from the beginning of time up to the date Employee signs this Agreement, including without limitation, all ADEA and OWBPA claims.
c.Time for Acceptance. Employee has twenty-one days during which to consider this offer. Employee is not required to, but may, accept this Agreement by signing and dating it within twenty-one days. If Employee does not execute this Agreement within twenty-one days, then Masco’s offer of this Agreement will be revoked, and it shall be deemed null and void.
d.Revocation/ Effective Date. Employee understands that Employee may revoke this Agreement for a period of seven calendar days following the execution of this Agreement. In addition, Employee understands that Employee may revoke the Supplemental Employee Release for a period of seven calendar days following the

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execution of that document. Therefore, the “Effective Date” for purposes of this Agreement will be the eighth calendar day after Employee signs and dates the Supplemental Employee Release. Employee further understands that, to be effective, any revocation must be in writing and received within seven calendar days of the date on which Employee signs and dates this Agreement, and that the revocation notice must be addressed to General Counsel, Masco Corporation, 17450 College Parkway, Livonia, MI 48152. If revocation is by mail, Employee should send it by certified mail, return receipt requested in order to create proof of receipt.
e.Withholding and Payroll Taxes. Any and all payments to Employee under this Agreement are subject to applicable withholding and payroll taxes.
f.Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
g.Venue. The parties agree that any dispute may only be commenced in the office of the American Arbitration Association nearest Livonia, Michigan.
h.Entire Agreement. This Agreement, together with the other documents referenced herein, contains the parties’ entire agreement relating to its subject matter and supersedes and replaces all other agreements and/or understandings between the parties relating to its subject matter, except as otherwise specifically stated herein; provided however, that the agreements identified in Paragraph 3.c. of this Agreement shall continue in full force and effect as provided in a manner consistent with Paragraph 3.c., as shall those terms in any and all other agreements, which by their terms survive the termination of employment.
i.Modifications. This Agreement may not be modified except by a subsequent written agreement, executed by both parties, which specifically evidences an intent to modify the terms of this Agreement. Employee reaffirms Employee’s agreement to comply with all such ongoing obligations. The terms of this Agreement are contractual and not a mere recital.
j.No Oral Representations. Employee represents that no promise, inducement or agreement has been made between the parties regarding the subject matter of this agreement other than those specifically set forth in this Agreement, and that he has not relied on any oral statements of Masco or its representatives in deciding to sign this Agreement.
k.Knowing and Voluntary. Employee represents that employee fully understands the terms of this Agreement and is executing this Agreement voluntarily.
l.Severability. If any portion of this Agreement is ruled unenforceable, all remaining provisions shall remain valid and in effect.
m.Waiver of Breach. The waiver by Masco of any breach of any provision of this Agreement shall not be construed or considered as a waiver of any subsequent breach.
n.Headings. The headings of each Paragraph are for convenience only and shall not affect the meaning or intent of any provision of this Agreement.
o.Assignment. Employee’s obligations under this Agreement are not assignable, although Masco shall have the right to assign this Agreement. This Agreement shall be binding upon Employee’s executors, heirs, estate, legal representatives,

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beneficiaries, and other successors in interest and shall inure to the benefit of Masco and its successors and assigns. All subsidiaries, affiliates, and successors in interest of or to Masco are intended to be third party beneficiaries of this Agreement.

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Masco Corporation

By: /s/ Kenneth G. Cole
Kenneth G. Cole

Its: Vice President, General Counsel and Secretary

Employee

/s/ Imran Ahmad
Employee Signature

Imran Ahmad
Employee Printed Name

December 18, 2025

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Supplemental Employee Release
In order to receive the Severance Benefits pursuant to Paragraph 2 of the Transition and Severance Agreement and Release of All Liability dated as of December 19, 2025 (the “Agreement”), Employee must sign this Supplemental Employee Release on or after Employee’s last day of employment with Masco.

Employee hereby acknowledges and reaffirms the release and discharge of all claims against Masco Releasees contained in Paragraph 3 of the Agreement. Employee is not required to, but may, accept this Supplemental Employee Release by signing and returning it to Masco within twenty-one (21) days of Employee’s last day of employment. Employee further understands his right to revoke his acceptance as set forth in Paragraph 4(d) of the Agreement. If Employee does not sign and return this Supplemental Employee Release by the twenty-first day following the Separation Date, or revokes such acceptance, Employee will not receive any of the benefits described herein.

                     Employee: Imran Ahmad

                     /s/ Imran Ahmad

Signature Imran Ahmad Print Name January 4, 2026 Date